Exhibit 99.1

OFFICE OF FEDERAL HOUSING ENTERPRISE OVERSIGHT
(OFHEO)

NEWS RELEASE

Contact: Corinne Russell
(202) 414-6921

Stefanie Mullin
(202) 414-6376

For Immediate Release
March 19, 2008

OFHEO, FANNIE MAE AND FREDDIE MAC ANNOUNCE INITIATIVE TO INCREASE MORTGAGE MARKET LIQUIDITY

Washington, DC - OFHEO, Fannie Mae and Freddie Mac today announced a major initiative to increase liquidity in support of the U.S. mortgage market. The initiative is expected to provide up to $200 billion of immediate liquidity to the mortgage-backed securities market.

OFHEO estimates that Fannie Mae’s and Freddie Mac’s existing capabilities, combined with this new initiative and the release of the portfolio caps announced in February, should allow the GSEs to purchase or guarantee about $2 trillion in mortgages this year. This capacity will permit them to do more in the jumbo temporary conforming market, subprime refinancing and loan modifications areas.

To support growth and further restore market liquidity, OFHEO announced that it would begin to permit a significant portion of the GSEs’ 30 percent OFHEO-directed capital surplus to be invested in mortgages and MBS. As a key part of this initiative, both companies announced that they will begin the process to raise significant capital. Both companies also said they would maintain overall capital levels well in excess of requirements while the mortgage market recovers in order to ensure market confidence and fulfill their public mission.

OFHEO announced that Fannie Mae is in full compliance with its Consent Order and that Freddie Mac has one remaining requirement relating to the separation of the Chairman and CEO positions. OFHEO expects to lift these Consent Orders in the near term. In view of this progress, the public purpose of the two companies, and ongoing market conditions, OFHEO concludes that it is appropriate to reduce immediately the existing 30 percent OFHEO-directed capital requirement to a 20 percent level, and will consider further reductions in the future.

Additionally, all parties recognize the need for a world-class regulatory structure and have renewed a shared commitment to work for comprehensive GSE reform legislation.

“Fannie Mae and Freddie Mac have played a very important and beneficial role in the mortgage markets over the last year,” said OFHEO Director James Lockhart. “Let me be clear – both companies have prudent cushions above the OFHEO-directed capital requirements and have increased their reserves. We believe they can play an even more positive role in providing the stability and liquidity the markets need right now. OFHEO will remain vigilant in supervising the safe and sound operations of these companies, and will act quickly to address any deficiencies that may arise. Furthermore, we recognize the need to ensure that their capital levels are strong, protecting them from unforeseen risks as the market recovers.”

Fannie Mae President and Chief Executive Officer Dan Mudd said, “We are working with our customers, regulators and policy makers to minimize foreclosures, increase affordability – and as of today – to restore liquidity in the market. This progressive, sustainable plan will help bring the stability the market needs.”

Freddie Mac Chairman and Chief Executive Officer Dick Syron said, “The recent environment demonstrates the benefits of the GSEs to the U.S. economy. This approach allows us to continue to create these benefits in a way that balances our mission to provide stability, liquidity, and affordability consistent with safety and soundness while enhancing the interests of shareholders.”

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OFHEO’s mission is to promote housing and a strong national housing finance system by ensuring the safety and soundness of Fannie Mae and Freddie Mac.